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Exhibit 99.1- Press Release dated August 2, 2000
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                    [LOGO OF FULTON FINANCIAL CORPORATION]


FOR IMMEDIATE RELEASE                                 Contact:  Laura J. Wakeley
(Full text available on PR Newswire)                    Phone:    717-291-2831



         (August 2) -- Lancaster, PA -- Fulton Financial Corporation (Nasdaq:
FULT) yesterday (August 1) completed its acquisition of Skylands Financial Corporation (Nasdaq: SKCB), a bank holding company whose sole banking subsidiary was Skylands Community Bank. Under the terms of the definitive merger agreement, Skylands Financial shareholders will receive .819 shares of Fulton Financial common stock for each Skylands Financial common stock share. Based on the $21.50 per share closing price of Fulton Financial stock on July 31, the value per share of Skylands Financial stock is approximately $17.61.

         Skylands Community Bank, with approximately $240 million in assets, is based in Hackettstown, New Jersey and operates 8 community banking offices in Morris, Warren and Sussex Counties.

         Fulton Financial now has more than $6.4 billion in assets and operates 160 branches in Pennsylvania, Maryland, Delaware and New Jersey.

         Skylands shareholders approved the merger at a special meeting on July
17. Final regulatory approvals were received prior to this meeting.
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         In addition to Skylands Community Bank, Fulton Financial operates twelve other affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Great Valley Bank, Reading, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank of Gloucester County, Woodbury, NJ; The Woodstown National Bank & Trust Company, Woodstown, NJ; The Peoples Bank of Elkton, Elkton, MD; and Fulton Financial Advisors, N.A., Lancaster, PA.

         Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
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